Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALLIANCE GAMING CORPORATION,

APT GAMES, INC.,

UNITED COIN MACHINE CO.,

UNITED GAMING, INC.

AND

CENTURY GAMING, INC.

DATED

MAY 4, 2004

i

EXHIBITS

EXHIBIT A	Articles of Merger
EXHIBIT B	Amended and Restated Articles of Incorporation of Surviving Corporation
EXHIBIT C	Amended and Restated Bylaws of Surviving Corporation
EXHIBIT D	Assignment and Assumption Agreement
EXHIBIT E	Form of Escrow Agreement
EXHIBIT F	Form of Letter of Credit
EXHIBIT G	Form of Guaranty
EXHIBIT H	Form of Supply Agreement
EXHIBIT I	Form of Intellectual Property Licensing Agreement
EXHIBIT J	Form of Officer’s Certificate of APT and Alliance
EXHIBIT K	Form of Officer’s Certificate of UG and Century
EXHIBIT L	Bully’s Contracts

SCHEDULES

SCHEDULE 2.4	SCHEDULE 3.13
SCHEDULE 2.9(b)(i)	SCHEDULE 3.14
SCHEDULE 2.10	SCHEDULE 3.15
SCHEDULE 3.2	SCHEDULE 3.16
SCHEDULE 3.3	SCHEDULE 3.18
SCHEDULE 3.4(a)	SCHEDULE 3.19
SCHEDULE 3.4(b)	SCHEDULE 3.20
SCHEDULE 3.5	SCHEDULE 3.21
SCHEDULE 3.6(a)	SCHEDULE 4.4
SCHEDULE 3.6(b)	SCHEDULE 4.5
SCHEDULE 3.6(c)	SCHEDULE 4.8
SCHEDULE 3.7	SCHEDULE 4.11(a)
SCHEDULE 3.8	SCHEDULE 4.11(b)
SCHEDULE 3.9	SCHEDULE 5.6
SCHEDULE 3.10	SCHEDULE 5.10
SCHEDULE 3.11(a)	SCHEDULE 6.5
SCHEDULE 3.12	SCHEDULE 7.1(f)
SCHEDULE 7.2(f)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 4 , 2004 (the “Signing Date”), by and among Alliance Gaming Corporation, a Nevada corporation (“Alliance”); APT Games, Inc., a Nevada corporation and a wholly-owned subsidiary of Alliance (“APT”); United Coin Machine Co., a Nevada corporation (the “Company”); United Gaming, Inc., a Nevada corporation (“UG”); and Century Gaming, Inc., a Montana corporation (“Century”).

RECITALS

WHEREAS, the Company is a wholly-owned subsidiary of APT;

WHEREAS, immediately prior to consummation of the merger provided for herein, UG will be a wholly-owned subsidiary of Century;

WHEREAS, Alliance, APT, UG and Century entered into a Stock Purchase Agreement, dated June 30, 2003 and amended by an Amendment to Stock Purchase Agreement dated August 29, 2003 (as so amended, the “Purchase Agreement”), that provided for, among other things, (i) the sale by APT and the purchase by UG of all of the issued and outstanding Capital Stock (as defined herein) of the Company and (ii) the transfer of the Capital Stock of Century such that it would become a wholly-owned subsidiary of UG; and

WHEREAS, after the Purchase Agreement was executed, certain regulatory and business considerations resulted in the parties’ agreement to (i) restructure the transactions contemplated by the Purchase Agreement as a merger of UG with and into the Company with the Company being the surviving entity (the “Surviving Corporation”) and Century becoming the parent of the Surviving Corporation (the “Merger”), (ii) amend certain business terms of the transactions, all of the foregoing on the terms and conditions set forth herein and (iii) have this Agreement supersede and replace the Purchase Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“Adjusted EBITDA” has the meaning set forth in Section 2.4.

“Affiliate” means, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person (the terms “controls,” “controlled” or “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities, by contract or credit arrangement, as trustee or executor, or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Alliance” has the meaning set forth in the Preamble.

“Alliance 401(k) Plan” has the meaning set forth in Section 8.7.

“Allocation” has the meaning set forth in Section 11.1(b).

“APT” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.2(b)(iii).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.3.

“Bally” means Bally Gaming, Inc.

“Bully’s Contracts” means collectively the Participation Agreements Renewal Agreement, dated March 22, 2004, entered into by the Company and Paul Sonner and Bully’s Sports Bar & Grill, Inc.; a Loan and Security Agreement and Promissory Note, both dated March 22, 2004, entered into by the Company and Paul D. Sonner and Bully’s Sports Bar & Grill, Inc.; an Assignment and Substitution Agreement, dated May 4, 2004, among Alliance, the Company and Bally; and an Intercreditor Agreement, dated May 4, 2004, between Alliance and the Company, all as set forth in Exhibit L hereto.

“Business” means the business of selecting, owning, installing, operating and maintaining video poker devices, reel-type slot machines and other electronic gaming machines in local establishments owned by third parties in Nevada.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash on Hand” has the meaning set forth in Section 5.6(a).

“Cash Payment” has the meaning set forth in Section 2.5(a).

“Century” has the meaning set forth in Preamble.

“Century’s Financial Statements” means all financial statements of Century delivered or which are required to be delivered as set forth in Section 4.11 and Section 6.7.

“Change of Control” shall be deemed to have occurred upon (a) the consummation of a tender for or purchase of more than 50% of a company’s Capital Stock by a third party,

excluding the initial public offering by Surviving Corporation of any class of its Capital Stock, (b) a merger, consolidation or recapitalization of a company such that the stockholders of the company immediately prior to the consummation of such transaction possess less than 50% of the voting securities of the surviving entity immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all convertible securities of such Person), or (c) the sale, lease or other disposition of all or substantially all of the assets of a company.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Competing Change of Control” has the meaning set forth in Section 5.11(c)(i).

“Contract” means each of the contracts, purchase orders and agreements (whether written or oral) to which the Company is a party or is legally bound.

“Deposit” has the meaning set forth in Section 2.6(a).

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization as determined under GAAP.

“EBITDA Ending Date” has the meaning set forth in Section 2.4(a)(i).

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.2(c)(i).

“Effective Time” has the meaning set forth in Section 2.2(c)(i).

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multi-employer plan), (d) Employee Welfare Benefit Plan or (e) Other Employee Benefit Obligation.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Law” means any Law relating to the regulation or protection of the environment or natural resources or the emission release, treatment, storage, disposal, transport or handling of Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with APT or, before the Closing, the Company (within the meaning of Section 414(b) or 414(c) of the Code).

“Escrow Account” has the meaning set forth in Section 2.5(b).

“Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Escrow Funds” has the meaning set forth in Section 2.5(b).

“Exchange Act” has the meaning set forth in Section 3.19.

“Final Cash Count” has the meaning set forth in Section 5.6(b).

“Financial Statements” has the meaning set forth in Section 3.4.

“Food 4 Less” has the meaning set forth in Section 2.4(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect at the time in question.

“Governmental Entity” has the meaning set forth in Section 3.5.

“Guaranty” has the meaning set forth in Section 2.7(b).

“Hazardous Material” means (a) any petroleum or petroleum fraction, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs); and (b) any chemicals or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” or “toxic substances,” under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.19.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“indemnified party” has the meaning set forth in Section 9.3.

“indemnifying party” has the meaning set forth in Section 9.3.

“Independent Accountant” has the meaning set forth in Section 13.14(b).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, service marks and service marks rights, trade names and trade name rights, copyrights and all pending applications for and registrations of patents, trademarks, and copyrights.

“Interim Balance Sheet” has the meaning set forth in Section 3.4.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any Person other than the Company (other than trade receivables generated in the ordinary course of business of the Company).

“knowledge of APT” means that any one or more of Robert Miodunski, Robert Saxton, Dave Sloan, Mark Lerner, Robert “Bill” Nader, Craig Soper and Rob Woodson has actual knowledge of such fact.

“Landlord” means William T. Papagna, a natural person, Betty Jo Papagna, a natural person, and William T. Papagna, as trustee, collectively, as lessor.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental Entity.

“Lease Agreement” means that certain Lease, dated as of February 25, 1983, between Landlord and Interstate Check Cashing Co., a Nevada corporation, predecessor-in-interest to Alliance Gaming, Inc., a Nevada corporation, as lessee, as amended by that certain Amendment to Lease, dated as of October 18, 1987, and as further amended, supplemented or modified from time to time.

“Letter of Credit” has the meaning set forth in Section 2.6(a).

“License Agreement” has the meaning set forth in Section 2.9(a)(viii).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever.

“Longs” has the meaning set forth in Section 2.4(a)(i).

“Losses” has the meaning set forth in Section 9.1.

“M&A qualified beneficiaries” has the meaning set forth in Section 8.6.

“Material Adverse Effect” means any material change in or effect on the business of the Company that is materially adverse to the business, results of operations, or condition (financial or otherwise) of the Company, taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.4.

“Merger Consideration Adjustment” has the meaning set forth in Section 2.11(a).

“Minimum Cash on Hand” has the meaning set forth in Section 5.6(a).

“Mountain View” has the meaning set forth in Section 2.4(a)(i).

“Mountain View Proceeds” has the meaning set forth in Section 2.10(b).

“multi-employer plan” has the meaning set forth in Section 3.10(c).

“Multi-Hand Patents” means those two particular Multi-Hand patents (U.S. Patent Numbers 5,823,873 and 6,007066) owned by Action Gaming, Inc. and at issue in the Multi-Play Lawsuit.

“Multi-Play Lawsuit” means that particular lawsuit brought in the United States District Court, District of Nevada, by Action Gaming, Inc. and IGT against Alliance, Bally and the Company (Case No.: CV-S-01-1109-JCM(PAL)).

“Nevada Secretary” means the Secretary of State of the State of Nevada.

“New Common Stock” has the meaning set forth in Section 2.2(c)(vi).

“NRS” means the Nevada Revised Statutes.

“Old Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Old Guaranty” has the meaning set forth in Section 2.6(c).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

“Other Employee Benefit Obligation” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees, or agents, including, without limitation, bonus, incentive compensation, stock option and severance plans, agreements and arrangements.

“Other Operating Income” means the category of “Other Operating Income” of the Company, as reported pursuant to the terms of this Agreement on the Company’s financial statements.

“Participation Agreement” means any Contract relating to the Company’s placing slot and video gaming machines at any property or facility where the Company shares some portion of the revenue from slot and video gaming machines.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to any liability of the Company that is not yet due or delinquent and (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to have a Material Adverse Effect.

“Person” means any entity or natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

“Plan” has the meaning set forth in Section 3(3) of ERISA.

“Post Closing Adjustment” has the meaning set forth in Section 5.6(c).

“Pre-Merger Shares” means all of the shares of Capital Stock of the Company that were issued and outstanding as of immediately prior to the Effective Time.

“Principals” means J. Grant Lincoln, D. Ladd Lincoln and Steven W. Arntzen.

“Prospective Transaction” has the meaning set forth in Section 5.12.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualified Plan” means each Employee Benefit Plan which is intended to qualify under Section 401 of the Code.

“Raley’s Lawsuit” means that particular arbitration brought by the Company and all proceedings related thereto, including the lawsuit titled Raleys v. United Coin Machine Co., CV-S-03-1376 JCM (RJJ), U.S. District Court for the District of Nevada, and any appeal therefrom.

“Raley’s Proceeds” means any and all monetary proceeds received by the Company prior to the Closing Date from the Raley’s Lawsuit or any settlement thereof.

“Randy Miller Games” means 4x4 Poker, Count ‘em Down Keno and Count ‘em Blackjack.

“Royalty Games” means rights to gaming machine game concepts acquired by the Company through (1) an agreement dated January 9, 2003, and all amendments thereto, entered into between the Company and ColePat, LLC in regard to Lucky Reels Draw Poker and (2) through an agreement dated November 1, 2003, and all amendments thereto, entered into between the Company and RM Innovations LLC in regard to Randy Miller Games.

“Section 338(h)(10) Election” has the meaning set forth in Section 11.1(a).

“Securities Act” has the meaning set forth in Section 3.22.

“Signing Date” has the meaning set forth in the Preamble.

“Smiths” has the meaning set forth in Section 2.4(a)(i).

“Space Lease Agreement” means any Contract relating to the Company’s fixed price space lease of any property or facility for its slot and video gaming machines.

“Sparky’s” has the meaning set forth in Section 2.4(a)(i).

“Sparky’s Business” means the Company’s route operations at the Sparky’s locations.

“Supply Agreement” has the meaning set forth in Section 2.9(a)(iv).

“Surviving Corporation” has the meaning set forth in the Preamble.

“Surviving Corporation 401(k) Plan” has the meaning set forth in Section 8.7.

“Surviving Corporation Plans” has the meaning set forth in Section 8.4.

“Tax” or “Taxes” means any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any other foreign taxing authority under any statute or regulation, including, without limitation, all income, sales and use, property, ad valorem, excise, payroll, and other taxes, all import and export taxes, duties and fees, and all interest, penalties and additions thereto.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to or concerning Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Third Party Offer” has the meaning set forth in Section 10.2.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Supply Agreement and the License Agreement.

“UG” has the meaning set forth in the Preamble.

ARTICLE II

THE MERGER

Section 2.1            Purchase Agreement Superseded.  The Purchase Agreement is hereby superseded and replaced in its entirety by this Agreement.  From and after the Signing Date, the Purchase Agreement shall have no force or effect.

Section 2.2.           The Merger.

(a)           Structure.  At the Effective Time, on and subject to the terms and conditions of this Agreement and in accordance with the NRS, UG will merge with and into the Company.  Following the Merger, the Company shall continue as the Surviving Corporation and the separate existence of UG shall cease.

(b)           Actions at the Closing.  At the Closing, (i) the Company and APT will deliver to UG and Century the various certificates, instruments, and documents referred to in Section 2.9(a), (ii) UG and Century will deliver to the Company and APT the various certificates, instruments, and documents referred to in Section 2.9(b), (iii) the Company and UG will file with the Nevada Secretary Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger”), and (iv) Century will cause Surviving Corporation to deliver the Merger Consideration and the New Common Stock as provided herein.

(c)           Effect of Merger.

(i)            General.  The Merger shall become effective at the time (the “Effective Time”) the Company and UG file the Articles of Merger with the Nevada Secretary.  The Merger will have the effects prescribed by the NRS.  Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or UG in order to effectuate or memorialize the transactions contemplated by this Agreement.

(ii)           Articles of Incorporation.  At and as of the Effective Time, the articles of incorporation of Surviving Corporation shall be amended and restated to read substantially as set forth in Exhibit B hereto.

(iii)          Bylaws.  At and as of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read substantially as set forth in Exhibit C hereto.

(iv)          Directors and Officers.  The directors and officers of UG shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

(v)           Conversion of Pre-Merger Shares.  At and as of the Effective Time, all of the Pre-Merger Shares shall, in the aggregate, be converted into the right to receive the Merger Consideration.  No Pre-Merger Shares shall be deemed outstanding or to have any rights other than the right to receive the Merger Consideration after the Effective Time.

(vi)          Conversion of UG’s Capital Stock.  At and as of the Effective Time, each share of UG’s issued and outstanding Capital Stock shall be converted into ten shares of Surviving Corporation’s common stock, $0.001 par value per share (“New Common Stock”), the aggregate effect of which shall be that 100% of the issued and outstanding New Common Stock is owned by Century.

(vii)         Closing of Transfer Records.  After the Effective Time, transfers of Pre-Merger Shares shall not be made on the stock transfer books of Surviving Corporation.

Section 2.3            Assumption of Lease Agreement.  On the terms and subject to the conditions of this Agreement and as an integral part of the transactions contemplated hereby, at the Closing Alliance agrees to assign to Surviving Corporation and Surviving Corporation agrees to assume from Alliance, all of Alliance’s rights and obligations under the Lease Agreement, pursuant to the Assignment and Assumption Agreement, substantially in the form attached as Exhibit D hereto (the “Assignment and Assumption Agreement”).  As a further integral part of the transactions contemplated hereby, if within two years after the Closing Date all or substantially all of the gaming operations at the Longs locations are terminated by Longs (or any successor to Longs) and such termination is not caused by any action or omission by Century or Surviving Corporation that constitutes a breach of the covenants set forth below in this Section 2.3), then effective upon such termination all of Surviving Corporation’s rights and obligations under the Lease Agreement shall be assigned back to, and assumed by, Alliance pursuant to the Assignment and Assumption Agreement.  Century and UG hereby consent to such assignments and assumptions.  During the two-year period commencing on the Closing Date, Century and Surviving Corporation covenant that they will not take any affirmative action, or fail to take any reasonable action within their control, that could reasonably be expected to cause a termination by Longs (or any successor to Longs) of all or substantially all of the gaming corporations at the Longs locations.  Century and Surviving Corporation further covenant to act in good faith with the objective of maintaining and preserving the relationship with Longs and the gaming operations at the Longs locations.

Section 2.4            Merger Consideration.  Subject to any adjustment provided in Section 2.11 or Section 5.9(b), in exchange for the Pre-Merger Shares the consideration that shall be paid to APT pursuant to the Merger (the “Merger Consideration”) shall be an aggregate amount equal to:

(a)           If the Adjusted EBITDA (as defined below) of the Company is equal to or greater than Twenty Four Million, Three Hundred Fifty Thousand Dollars ($24,350,000):

(i)            Six times EBITDA of the Company for the twelve months ending on the last day of the most recent month preceding the Closing Date for which the EBITDA of the Company is available at least two days prior to the Closing Date (the “EBITDA Ending Date”), excluding from such calculation the EBITDA attributable to (A) the Company’s agreements with Longs Drug Stores California, Inc. (“Longs”), Food 4 Less Holdings Inc. (“Food 4 Less”), Smiths Food and Drug (“Smiths”), Sparky’s Sports Bar and Grill (“Sparky’s”), and Mountain View Recreation Center, Inc. (“Mountain View”), (B) the Mountain View Proceeds, (C) the Raley’s Proceeds, if any, and (D) any amount of Other Operating Income in excess of Three Hundred Thousand Dollars ($300,000); plus

(ii)           Five times EBITDA attributable to the Company’s agreements with Longs for the twelve months ending on the EBITDA Ending Date; plus

(iii)          Six times EBITDA attributable to the Company’s agreements with Food 4 Less calculated as follows:

(1)           for stores in which the Company’s gaming machines were installed more than twelve months prior to the EBITDA Ending Date, twelve months actual EBITDA, plus

(2)           for any other stores, EBITDA for the period beginning on the first day of the month following the completion of the installation of the Company’s gaming machines in such store and ending on the EBITDA Ending Date, divided by the number of months in such period, times 12; minus

(iv)          Nineteen Million, Four Hundred Eighty-Six Thousand Dollars ($19,486,000); plus

(v)           as of the Closing Date, the amount of the Company’s prepaid royalties (not yet earned by either of the royalty payees) for the Royalty Games, which shall in no event exceed Two Hundred Twenty-Five Thousand Dollars ($225,000) for Lucky Reels Draw Poker and Three Hundred Thousand Dollars ($300,000) for the Randy Miller Games; plus

(vi)          the amount of prepaid gaming Taxes and prepaid gaming license fees to the extent they are attributable to the period after the Closing.

(b)           if the Adjusted EBITDA of the Company is less than Twenty-Four Million, Three Hundred Fifty Thousand Dollars ($24,350,000):

(i)            Adjusted EBITDA minus Seven Million, Five Hundred Thousand Dollars ($7,500,000); multiplied by

(ii)           8.51; minus

(iii)          Nineteen Million, Four Hundred Eighty-Six Thousand Dollars ($19,486,000); plus

(iv)          as of the Closing Date, the amount of the Company’s prepaid royalties (not yet earned by either of the royalty payees) for the Royalty Games, which shall in no event exceed Two Hundred Twenty-Five Thousand Dollars ($225,000) for Lucky Reels Draw Poker and Three Hundred Thousand Dollars ($300,000) for the Randy Miller Games; plus

(v)           the amount of prepaid gaming Taxes and prepaid gaming license fees to the extent they are attributable to the period after the Closing.

“Adjusted EBITDA” of the Company shall equal:

(i)            EBITDA of the Company for the twelve months ending on the EBITDA Ending Date, excluding from such calculation the EBITDA attributable to (A) the Company’s agreements with Food 4 Less, Smiths, Sparky’s and Mountain View, (B) the Mountain View Proceeds, (C) the Raley’s Proceeds, if any, and (D) any amount of Other Operating Income in excess of Three Hundred Thousand Dollars ($300,000); plus

(ii)           EBITDA attributable to the Company’s agreements with Food 4 Less calculated as follows:

(1)           for stores in which the Company’s gaming machines were installed more than twelve months prior to the EBITDA Ending Date, twelve months actual EBITDA, plus

(2)           for any other stores, EBITDA for the period beginning on the first day of the month following the completion of the installation of the Company’s gaming machines in such store and ending on the EBITDA Ending Date, divided by the number of months in such period, times 12.

“EBITDA” for purposes of this Section 2.4 shall be calculated in the same manner as the estimated EBITDA in each of the examples set forth on Schedule 2.4, consistently applied, and shall be derived from the internal unaudited financial statements of the Company as delivered by APT to UG or Century pursuant to Section 5.4.

Section 2.5            Payment of Merger Consideration.

(a)           As of the Effective Time, Century shall cause a cash payment to be paid to APT, by wire transfer of immediately available funds, in an amount equal to:  the amount of the Merger Consideration minus the Merger Consideration Adjustment, if any, minus the Escrow Funds (as defined below) (the “Cash Payment”).

(b)           On the 30th day of each calendar month from June 2003 through March 2004 inclusive, UG delivered $32,500 into an escrow account (the “Escrow Account”) on the terms and conditions set forth in a June 30, 2003 Escrow Agreement (the “Old Escrow Agreement”) by and among APT, UG and Nevada Title Company.  As of the Signing Date, the Old Escrow Agreement is being superseded and replaced in its entirety by an Amended and Restated Escrow Agreement, substantially in the form attached as Exhibit E hereto (the “Escrow Agreement”), and the Escrow Account shall be governed by the terms and conditions set forth in the Escrow Agreement.  Within 5 days from the Signing Date, UG will deliver $32,500 into the Escrow Account for the payment that was due by April 30, 2004, and hereafteron the 30th day of each month until the Effective Date, UG shall continue to deliver $32,500 per month into the Escrow Account.  For purposes of this Agreement, the funds previously delivered by UG into the Escrow Account and the funds to be delivered by UG into the Escrow Account hereafter until the Effective Date, as provided in this Section 2.5(b), are referred to in the aggregate as the “Escrow

Funds.”  At the Effective Time, Century shall cause the Escrow Funds to be delivered to APT as part of the Merger Consideration.

Section 2.6            Acknowledgment of Prior Deliveries.  In connection with the parties’ execution and delivery of the Purchase Agreement:

(a)           UG caused Rocky Mountain Bank to issue to APT an irrevocable letter of credit in the amount of One Million Dollars ($1,000,000) (the “Deposit”), in the form attached as Exhibit F hereto (as amended after the date hereof with the written consent of APT, the “Letter of Credit”);

(b)           UG executed and delivered to APT the Old Escrow Agreement and has deposited Three Hundred Twenty Five Thousand Dollars ($325,000) of Escrow Funds with the Escrow Agent; and

(c)           the Principals delivered to APT a Guaranty, dated June 30, 2003 (the “Old Guaranty”), guaranteeing certain obligations of UG under the Purchase Agreement.

Section 2.7            Signing Deliveries.  Concurrently with the execution and delivery of this Agreement by the parties hereto:

(a)           UG shall execute and deliver to APT the Escrow Agreement, superseding and replacing the Old Escrow Agreement in its entirety.

(b)           The Principals shall deliver to APT an Amended and Restated Guaranty, substantially in the form attached as Exhibit G hereto (the “Guaranty”), superseding and replacing the Old Guaranty in its entirety and guaranteeing the performance of (i) UG’s obligations with respect to the Deposit; (ii) UG’s obligations with respect to the Escrow Funds in the Escrow Account; and (iii) UG’s and Century’s obligations under Section 10.1(d)(iii).

Section 2.8            Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) will take place at the offices of Gordon & Silver, Ltd., 3960 Howard Hughes Parkway, Las Vegas, NV 89109, within three days after the satisfaction or valid waiver of all of the conditions in Article VII, or at such other time and place as the parties may agree (such time and date, the “Closing Date”).

Section 2.9            Closing Deliveries and Other Actions.

(a)           At the Closing, APT will deliver to Century and UG:

(i)            the Articles of Merger executed by the Company;

(ii)           a good standing certificate for the Company from the Nevada Secretary;

(iii)          the Assignment and Assumption Agreement, executed by Alliance and the Surviving Corporation;

(iv)          the Supply Agreement between Bally and the Company, substantially in the form attached as Exhibit H hereto (the “Supply Agreement”), executed by Bally and the Company;

(v)           estoppel certificates executed by Landlord and any landlord under any lease listed in Schedule 3.6(a), except where failure to obtain such certificates would not have a Material Adverse Effect;

(vi)          any consents required under Section 3.19, except where failure to obtain such consents would not have a Material Adverse Effect;

(vii)         an opinion from Jones Vargas, counsel for APT, relating to the Merger, the New Common Stock and the Transaction Agreements, dated as of the Closing Date and having such form and content as are reasonably acceptable to Century and UG and customary for transactions of the nature contemplated by the Transaction Agreements;

(viii)        the Intellectual Property Licensing Agreement between Alliance and the Company, substantially in the form attached as Exhibit I hereto (the “License Agreement”), executed by Alliance and the Company;

(ix)           evidence reasonably acceptable to UG and Century that (1) the Pre-Merger Shares have been released from all Liens other than Permitted Liens, (2) at and as of the Effective Time the New Common Stock is free of all Liens other than Permitted Liens or Liens created by actions taken by UG or Century and (3) the Company has been released from all obligations in connection with Indebtedness of Alliance or APT (other than as contemplated hereby);

(x)            certificates evidencing all of the Pre-Merger Shares, duly endorsed by APT for cancellation in exchange for the Merger Consideration;

(xi)           the written resignations of all directors and officers of the Company from all of their respective positions as directors and officers of the Company;

(xii)          a certificate substantially in the form attached as Exhibit J hereto, executed by APT and Alliance, representing and warranting to UG and Century that (1) each of APT’s and Alliance’s representations and warranties in this Agreement was accurate in all material respects as of the Signing Date and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (2) each of APT’s and Alliance’s and the Company’s covenants and obligations required to be complied with prior to Closing has been so complied with in all material respects.

(b)           At the Closing, UG and Century will deliver, or will cause to be delivered, to APT:

(i)            the Cash Payment, by wire transfer to the account set forth on Schedule 2.9(b)(i);

(ii)           the Escrow Funds;

(iii)          an opinion from Gordon & Silver, Ltd., counsel for Century, relating to the Merger and the Transaction Agreements, dated as of the Closing Date, and having such form and content as are reasonably acceptable to APT and customary for transactions of the nature contemplated by the Transaction Agreements;

(iv)          an assignment of the Mountain View Proceeds (as defined in Section 2.10(b)) if not previously paid;

(v)           evidence reasonably acceptable to APT that Century owns 100%  of the UG Stock; and

(vi)          a certificate substantially in the form attached as Exhibit K hereto, executed by UG and Century, representing and warranting to APT and Alliance that (1) each of UG’s and Century’s respective representations and warranties in this Agreement was accurate in all material respects as of the Signing Date and is accurate in all material respects as of the Closing Date as if made on the Closing Date and (2) each of UG’s and Century’s covenants and obligations required to be complied with prior to Closing has been so complied with in all material respects.

Section 2.10         Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following assets of the Company are specifically excluded from the transactions contemplated hereby and shall be transferred to APT prior to the Closing:

(a)           all cash and cash equivalents of the Company (except for the Minimum Cash on Hand as set forth in Section 5.6), including, without limitation, all checking accounts, bank accounts, deposit accounts, certificates of deposit, time deposits, securities, uncashed checks received by APT on or prior to the Closing Date, and all interest and dividends thereon (but not including the Refundable Deposit Accounts or Long Term Deposits as shown on the Financial Statements and reflected on Schedule 2.10);

(b)           all insurance proceeds payable with respect to the fire at Mountain View on April 29, 2003 (the “Mountain View Proceeds”), regardless of whether such proceeds are paid before, on or after the Closing Date;

(c)           all accounts owned or acquired by the Company, including accounts receivable, notes and notes receivable, other receivables, book debts and other forms of obligations owed to the Company from Golden Gaming, Inc. arising from the Company’s transactions with Golden Gaming, Inc. regarding the Company’s operations at Sparky’s, Dukes and The Big Game Club; and

(d)           all claims and rights relating to the Raley’s Lawsuit, including but not limited to the control and pursuit of such claims and rights, as well as any proceeds resulting from the Raley’s Lawsuit or any settlement thereof.

Section 2.11         Merger Consideration Adjustment; Multi-Play Lawsuit.

(a)           If at any time before or after the Closing, any judgment or order (i) is entered in the Multi-Play Lawsuit by a court of competent jurisdiction; (ii) is not stayed by an order of the same or a higher court within three months after such judgment or order; and (iii) while such judgment or order is in effect, either (1) causes the Company (or Surviving Corporation) to be required to pay royalties or licensing fees in connection with “Multi-Play Poker,” then the Merger Consideration shall be reduced by the amount of such royalties actually paid by the Company (or Surviving Corporation) up to One Million Dollars ($1,000,000), or (2) eliminates the ability of the Company (or Surviving Corporation) to use “Multi-Play Poker,” then the Merger Consideration shall be reduced by One Million Dollars ($1,000,000) (collectively, the “Merger Consideration Adjustment”); provided, however, that if such judgment or order is reversed on appeal or otherwise ceases to be effective, Surviving Corporation shall return the Merger Consideration Adjustment to APT.

(b)           If the Merger Consideration Adjustment becomes due and payable prior to the Closing, the amount of the Cash Payment shall be reduced by the amount of the Merger Consideration Adjustment pursuant to Section 2.11(a).  If the Merger Consideration Adjustment becomes due and payable after the Closing, APT and Alliance jointly and severally agree to pay the Merger Consideration Adjustment to Surviving Corporation within 30 days after written demand by Surviving Corporation for such payment.  Notwithstanding the foregoing, in no event shall the total Merger Consideration Adjustment exceed One Million Dollars ($1,000,000), and in no event shall Alliance be required to make any payments to Surviving Corporation or adjustment to the Merger Consideration based on a Merger Consideration Adjustment pursuant to Section 2.11(a)(iii)(1) until the Company (or Surviving Corporation) actually pays any royalties due pursuant to such judgment or order.  If Surviving Corporation becomes obligated to return the Merger Consideration Adjustment to APT, then Surviving Corporation shall do so within 30 days after written demand therefor by APT or Alliance.

(c)           Alliance shall have the sole right to control the defense of the Company (or Surviving Corporation) in the Multi-Play Lawsuit (including settlement thereof) using attorneys selected by Alliance in its sole discretion, which may be the same attorneys as are conducting the defense of Alliance and/or Bally in the Multi-Play Lawsuit; provided, however, that if the Company (or Surviving Corporation) is advised by such legal counsel selected by Alliance to conduct the defense of Alliance, Bally and the Company (or Surviving Corporation), that a conflict of interest exists such that it would be necessary for the Company (or Surviving Corporation) to conduct its own separate defense, Alliance and APT shall be responsible for the reasonable and actual costs, fees and expenses of attorneys, accountants, experts and/or consultants selected by the Company (or Surviving Corporation) to conduct its separate defense.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF APT AND ALLIANCE

Except as set forth in the Disclosure Schedules dated as of the Signing Date, APT and Alliance hereby represent and warrant to UG and Century as of the Signing Date as set forth in this Article III.  To the extent that such representations or warranties pertain to the Company after the Effective Time, the term “Company” as used therein also refers to Surviving Corporation.

Section 3.1.           Corporate Existence.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

Section 3.2            Authority; No Breach.  Except as otherwise disclosed on Schedule 3.2, this Agreement has been duly authorized and validly executed and delivered by APT and the Company and constitutes a legal, valid and binding obligation of APT and the Company, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  APT and the Company have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby to be consummated by them.  The execution and delivery of this Agreement by APT and the Company and the consummation by APT and the Company of the transactions contemplated hereby to be consummated by them have been duly and validly authorized by all necessary corporate action on the part of APT and the Company and no other corporate proceedings on the part of APT or the Company and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  APT and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and perform their respective obligations under this Agreement.

Section 3.3            Capitalization; Ownership of the Shares.  The authorized Capital Stock of the Company consists of 20,000 shares of Common Stock, par value $10.00 per share, 2,500 of which have been issued.  Other than the Pre-Merger Shares, there are no equity or other ownership interests or securities of the Company issued and outstanding.  Except for Permitted Liens and as otherwise disclosed on Schedule 3.3, APT owns the Pre-Merger Shares, free and clear of all Liens.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company.

Section 3.4            Financial Statements.  APT has delivered to UG or Century true and complete copies of (i) the audited balance sheets of the Company as of June 30, 2002 and June 30, 2003 and the related audited statements of operations for the fiscal years then ended, (ii) the unaudited balance sheet of the Company as of March 31, 2003 (the “Interim Balance Sheet”) and the related unaudited statement of operations for the nine months then ended and (iii) the unaudited balance sheets of the Company as of the last day of each calendar month subsequent to the date of the Interim Balance Sheet and prior to the Signing Date and the related unaudited statements of operations of the Company, in each case as of and for each such month and the portion of the fiscal year then ended, as the case may be (collectively, the “Financial Statements”).

(a)           Except as otherwise disclosed on Schedule 3.4(a), the Financial Statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its statements of operations, shareholders’ equity and cash flows for the periods then ended.

(b)           Except as otherwise disclosed on Schedule 3.4(b), since March 31, 2003 there has been no Material Adverse Effect, and to the knowledge of APT there are no facts or circumstances which APT in its reasonable judgment anticipates will cause a Material Adverse Effect.

Section 3.5            Licenses and Permits.  Except as otherwise disclosed on Schedule 3.5, the Company has received and holds all permits, registrations, licenses, franchises, certifications and other approvals and authorizations required from any court or tribunal, or administrative, governmental or regulatory body, agency or authority, including any gaming authority (each, a “Governmental Entity”) in order for the Company to conduct and operate its business as currently conducted or operated, and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used, except where failure to hold such permits, registrations, licenses, franchises, certifications or other approvals and authorizations would not have a Material Adverse Effect.

Section 3.6            Real Property.

(a)           Schedule 3.6(a) contains a true and correct list of (i) each parcel of real property owned by the Company, (ii) each parcel of real property leased by the Company (as lessor or lessee) and (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i) of this paragraph (a).

(b)           Except as otherwise disclosed on Schedule 3.6(b), the Company has good title to each parcel of real property owned by it.  Except for the real property leased or subleased to others referred to in clause (ii) of Section 3.6(a), the Company is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon.

(c)           The Company has a valid and subsisting leasehold estate in the real properties leased by it referred to in clause (ii) of Section 3.6(a) above for the full term of the lease thereof.  There are no oral or written modifications or amendments to any of such leases that have not been made available to UG or Century.  Each such lease is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms and, to the knowledge of APT, of each other Person that is a party thereto, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  Except as disclosed on Schedule 3.6(c), no lease provides that the Merger is deemed an assignment of the lease requiring the landlord’s consent.

Section 3.7            Tangible Personal Property.  The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all material tangible personal property used in the Business.  Except as otherwise disclosed on Schedule 3.7, all such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens that neither individually nor in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 3.8            Intellectual Property Rights.  Schedule 3.8 contains a true and correct list of all material Intellectual Property used in the Business.  The Company either has all right, title and interest in or valid and binding rights under Contract to use such Intellectual Property.  Except as otherwise disclosed on Schedule 3.8, to the knowledge of APT (a) all registrations with and applications to any Governmental Entity in respect of the Intellectual Property owned by the Company and disclosed in Schedule 3.8 are valid and in full force and effect, (b) there are no material restrictions on the indirect transfer of the Intellectual Property owned by the Company and disclosed in Schedule 3.8, (c) the Company is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any Contract to use the Intellectual Property disclosed in Schedule 3.8, and (d) the Intellectual Property owned by the Company and disclosed in Schedule 3.8 to the knowledge of APT is not being infringed upon by any other Person.  Except as otherwise disclosed on Schedule 3.8, the Company has not received written notice of any actual or threatened claim that it is infringing any Intellectual Property of any other Person, no claim is pending to such effect and, to the knowledge of APT, the Company is not infringing any Intellectual Property of any other Person.

Section 3.9            Labor and Employment Agreements.  Except as otherwise disclosed on Schedule 3.9:

(a)           The Company is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company.  There has not occurred nor, to the knowledge of APT, has there been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, nor to the knowledge of APT, threatened.

(b)           The Company has no Contracts with employees or consultants, nor any severance programs or policies or any other arrangements providing for the payment of, or the acceleration of payment of compensation or other benefits upon termination of employment or a Change of Control.

Section 3.10         Employee Benefit Plans and Arrangements; ERISA.  Except as otherwise disclosed on Schedule 3.10:

(a)           The Company does not maintain any Employee Benefit Plans, and Alliance, APT, and their Affiliates do not maintain any Employee Benefit Plans which provide benefits to any employees of the Company.

(b)           The Company, Alliance, APT, and their Affiliates do not maintain and are not obligated to provide material benefits under any Employee Benefit Plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees of the Company other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(c)           Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multiemployer plan,” as that term is defined in Section 4001 of ERISA.

(d)           None of the Employee Benefit Plans of the Company and no Plans of any ERISA Affiliate are subject to Title IV of ERISA.

Section 3.11         Material Contracts and Relationships.

(a)           Schedule 3.11(a) sets forth a complete and correct list of the following agreements to which the Company is a party or by which it is bound (all agreements set forth in Schedule 3.11(a) are collectively referred herein to as the “Material Contracts”):

(i)            All Space Lease Agreements;

(ii)           All Participation Agreements;

(iii)          All Contracts (not otherwise listed in a specific clause) to which the Company is a party or is bound that relate to the Business and provide for annual payments by or to the Company in excess of $150,000;

(iv)          All material partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(v)           All employment, consulting and similar employment Contracts;

(vi)          All Contracts relating to any debt owed by the Company to any Person in excess of $150,000; and

(vii)         All Contracts that restrict or limit the Company’s freedom, presently or in the future, to operate its business, compete, or to sell products or services.

(b)           All of the Material Contracts are in full force and effect, are valid and binding and are enforceable by the Company in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  There are no liabilities of the Company under any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by the Company thereunder.

Section 3.12         Transactions with Affiliates.  Except as otherwise disclosed on Schedule 3.12, (a) there is no Indebtedness between the Company, on the one hand, and APT, any officer, director or Affiliate (other than the Company) of APT, on the other, (b) the Company does not provide or cause to be provided any assets, services or facilities to APT, or any such officer, director or Affiliate which are individually or in the aggregate material to the Business, (c) APT, or any such officer, director or Affiliate does not provide or cause to be provided any assets, services or facilities to the Company which are individually or in the aggregate material to the Business, and (d) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by APT, or any such officer, director or Affiliate.

Section 3.13         Compliance with Laws.  Since January 1, 2000, except as otherwise disclosed on Schedule 3.13, the operation of the Business has been conducted, in all material respects, in substantial compliance with all Laws applicable to the Company.

Section 3.14         Litigation.  Except as otherwise disclosed on Schedule 3.14, there is no material legal, administrative, arbitration, investigation or other proceeding pending, or to the knowledge of APT threatened, against the Company or any of its assets.

Section 3.15         Taxes.  Except as otherwise disclosed on Schedule 3.15:

(a)           The Company has timely filed (taking into account all available extensions) all material Tax Returns required to have been filed by it and has paid or adequately reserved all material Taxes required to be paid by it to any taxing authority.  The Tax Returns filed by the Company are true and correct in all material respects;

(b)           All Tax deficiencies asserted or assessed against the Company have been fully paid or finally settled;

(c)           There is no pending or, to the knowledge of APT, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Company;

(d)           The Company has not waived any statute of limitations with respect to the assessment of any Tax; and

(e)           There are no existing Liens (except for Permitted Liens) for Taxes due and payable upon any assets of the Company.

Section 3.16         Insurance.  Schedule 3.16 contains a complete and correct list of all insurance policies owned or held by the Company or its Affiliates on behalf of the Company as of the Signing Date.  Except as otherwise disclosed on Schedule 3.16, no notice or other communication has been received by the Company during the last twelve months from any insurance company canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies.

Section 3.17         Environmental Matters.  Except for facts, circumstances or conditions that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           There has been no disposal or release of Hazardous Material by the Company or, to the knowledge of APT, any other party, on, under, in or from any property owned by the Company (or formerly owned by the Company).

(b)           Since January 1, 2000, the Company has not received any notice, demand, letter, claim or request for information relating to the property owned or operated by the Company or property formerly owned or operated by the Company alleging violation of or liability under any applicable Environmental Law.

Section 3.18         Brokerage Fees.  Except as otherwise disclosed on Schedule 3.18, no Person is entitled to any brokerage or finder’s fee or other commission from APT, Alliance or the Company in respect of this Agreement or the transactions contemplated hereby.

Section 3.19         Consents and Approvals.  Except as otherwise disclosed on Schedule 3.19 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other federal securities laws, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution and delivery of this Agreement by APT and the Company do not, and the performance of the transactions contemplated hereby by APT and the Company will not, require any filing with or notification to, or any consent, approval, authorization, waiver or permit from, any Governmental Entity or any other Person.

Section 3.20         No Conflicts.  The execution and delivery of this Agreement by APT and the Company and the consummation by APT and the Company of the transactions contemplated hereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (except a Permitted Lien) upon any of the assets of APT or the Company under, any provision of (a the articles of incorporation, bylaws or other organizational or governing documents of APT or the Company, (b) except as otherwise disclosed on Schedule 3.20, any contractual obligation of APT or the Company under the Material Contracts, or (c) any Order, other than, in the case of clauses (b) and (c) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.21         Bank Accounts.  Schedule 3.21 contains a true and complete list of all deposit and disbursement accounts maintained by the Company with any bank, brokerage house or other financial institution.  Schedule 3.21 lists for each such account the name and address of the financial institution, the name and telephone number of the principal contact person at such institution, the nature of the account, the account number, the name of the account holder, the names of each person with authority to draw on such account or to have access to such account, and any passwords or other information necessary to provide access to such account or to change the persons authorized to draw on the account.

Section 3.22         Securities Act Representations.  Neither APT, the Company nor any Person authorized or employed by APT or the Company as agent, broker, dealer or otherwise in connection with the sale of the Pre-Merger Shares or any security of the Company similar to the

Pre-Merger Shares, has offered the Pre-Merger Shares or any such similar security for sale to, or solicited any offer to buy the Pre-Merger Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any Person or Persons, and neither APT, the Company nor any Person acting on their behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of APT or the Company under circumstances which might require the integration of such security with the Pre-Merger Shares or the New Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder), in either case so as to subject the offering, issuance or sale of the Pre-Merger Shares or the New Common Stock to the registration provisions of the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF UG AND CENTURY

Except as set forth in the Disclosure Schedules dated as of the Signing Date, UG and Century hereby jointly and severally represent and warrant to APT, Alliance and the Company as of the Signing Date as set forth in this Article IV.

Section 4.1            Corporate Existence.  Century is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Montana.  UG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

Section 4.2            Authority of UG and Century; No Breach.  This Agreement and the other Transaction Agreements have been duly authorized and validly executed and delivered by UG and Century and constitute a legal, valid and binding obligation of UG and Century, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy and similar laws affecting the enforcement of creditors’ rights generally.  UG and Century have all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by UG and Century, respectively.  The execution and delivery of this Agreement and the other Transaction Agreements by UG and Century and the consummation by UG and Century of the transactions contemplated hereby and thereby to be consummated by UG and Century, respectively, have been duly and validly authorized by all necessary corporate action on the part of UG and Century and no other corporate proceedings on their part and no other stockholder votes are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.  Except as set forth in Schedule 4.5, UG and Century have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other Transaction Agreements and perform their obligations hereunder and thereunder.

Section 4.3            [INTENTIONALLY LEFT BLANK]

Section 4.4            Capitalization.  The stockholders of record and holders by name or by category of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of UG that are exercisable as of or prior to the Effective Time, and the number of shares of UG Capital Stock and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by each, as of immediately prior to the Effective Time are as set forth in the attached Schedule 4.4.  Except as otherwise disclosed on Schedule 4.4 as of immediately prior to the Effective Time, no Person owns of record or is known to UG to own beneficially any share of UG Capital Stock.

Section 4.5            Licenses and Permits.  Except as otherwise disclosed on Schedule 4.5, no license or permit or authorization is required from any Governmental Entity for the execution and delivery by UG and Century of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.  To the knowledge of Century, Surviving Corporation is qualified to obtain any permits, licenses, or authorizations necessary for Surviving Corporation to operate the Business from and after the Effective Time.

Section 4.6            No Conflicts.  The execution and delivery of this Agreement and the consummation by UG and Century of the transactions contemplated hereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (except a Permitted Lien) upon any of the assets of either UG or Century under, any provision of (a) the articles of incorporation, bylaws or other organizational or governing documents of UG or Century, (b) any contractual obligation of UG or Century under any Contract (c) any Order; other than, in the case of clauses (b) and (c), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially or adversely limit or delay UG’s or Century’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

Section 4.7            Litigation.  There is no material legal, administrative, arbitration, investigation or other proceeding, pending or to the knowledge of UG and Century threatened against UG, Century or any their respective assets.

Section 4.8            Consents and Approvals.  Except as otherwise disclosed on Schedule 4.8 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, other federal securities laws, state securities or blue sky laws, and the HSR Act, the execution and delivery of this Agreement and the other Transaction Agreements by UG and Century do not, and the performance of the transactions contemplated hereby and thereby by UG and Century will not, require any filing with or notification to, or any consent, approval, authorization, waiver or permit from, any Governmental Entity or any other Person.

Section 4.9            Securities Act Representations.  Century is acquiring the New Common Stock pursuant to the Merger for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.  Century has no present intention of selling, granting any participation in, or otherwise distributing any of the New Common Stock otherwise than pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws.  Century has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the New Common Stock.

Section 4.10         Financing.  To the knowledge of UG, UG has the financial resources to deposit the Escrow Funds and will have at the Closing the financial resources to consummate the transactions contemplated hereby and to cause Surviving Corporation to pay APT the Merger Consideration in the manner set forth in this Agreement.

Section 4.11         Century’s Financial Statements.  Century has delivered to APT true and complete copies of (a) the audited balance sheet of Century as of December 31, 2002 and the related audited statement of operations for the year then ended, and (b) the unaudited balance sheet of Century as of April 30, 2003 and the related unaudited statement of operations for the four months then ended.

(a)           Except as otherwise disclosed on Schedule 4.11(a), Century’s Financial Statements fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Century of the date thereof and its consolidated statements of operations, shareholders’ equity and cash flows for the period then ended.

(b)           Except as otherwise disclosed on Schedule 4.11(b) or reflected in Century’s Financial Statements, since April 30, 2003 there has been no material change in or effect on the business of Century that is materially adverse to the business, results of operations, or condition (financial or otherwise) of Century’s business, taken as a whole.

ARTICLE V

COVENANTS OF APT, ALLIANCE AND THE COMPANY

To the extent that any covenants contained in this Article V pertain to the Company after the Effective Time, the term “Company” as used therein also refers to Surviving Corporation.

Section 5.1            Regulatory and Other Approvals.  APT and the Company will, as promptly as practicable after the Signing Date (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity or other Person required in order to permit APT and the Company to consummate the transactions contemplated hereby, and (b) provide such other information and communications to such Governmental Entity as such Governmental Entity may reasonably request in connection therewith.

Section 5.2            HSR Filings.  In addition to and not in limitation of the covenants contained in Section 5.1, APT and the Company will (a) as promptly as practicable after the Signing Date take all actions necessary to make the filings required of them or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by them or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with UG and Century in connection with UG’s and Century’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 5.3            Conduct of Business.

(a)           Subject to Section 5.3(b), APT will cause the Company to, and the Company will, conduct business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, APT will cause the Company to, and the Company will, use reasonable efforts, to the extent the officers of the Company believe such action to be in the best interests of the Company, to:

(i)            preserve intact the present business organization and reputation of the Company in all material respects;

(ii)           keep available (subject to dismissals, resignations and retirements in the ordinary course of business) the services of its employees;

(iii)          maintain the assets of the Company in good working order and condition, ordinary wear and tear excepted;

(iv)          maintain the good will of customers, suppliers and lenders and other Persons with whom the Company otherwise has significant business relationships;

(v)           make necessary capital expenditures in the ordinary course of business;

(vi)          proceed with or settle any pending or future lawsuits or regulatory actions; and

(vii)         diligently pursue all licenses and permits required for the operation of the Business.

(b)           Notwithstanding anything to the contrary herein, nothing shall prohibit the Company from entering into, and performing under, the Bully’s Contracts or from selling or committing to sell all, but not less than all, of the Sparky’s Business.

Section 5.4            Financial Statements and Reports.  As promptly as practicable and in any event not later than 30 days after the end of each month ending after the Signing Date and before the Closing Date, APT and the Company will deliver to UG or Century true and complete copies of the unaudited balance sheet, and the related unaudited statements of operations of the Company, in each case as of and for each such month and the portion of the fiscal year then ended, as the case may be.

Section 5.5            Fulfillment of Conditions.  APT and the Company will take all reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of UG and Century contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 5.6            Cash on Hand.

(a)           The assets of the Company on the Closing Date shall include cash on hand in game loads (net of tokens), location change banks and drawers, LAT drawers, bill loads, bill dispensers, bill dispenser inventory, coin and currency inventory, markers (at 5:00 P.M. on the Closing Date), imprest bank balances, remaining collector credits, together with a sum sufficient to pay the cash suspense jackpot/fills (location and UC share) as calculated in the manner set forth on the day shift Vault Sheet example on Schedule 5.6, which amounts specifically exclude (i) APT’s daily deposit in transit and (ii) non-cash accounts consisting of bill dispenser tapes, jackpots and window 3 location markers that appear on the face of cage accountability on the Vault Sheet (collectively, “Cash on Hand”), in an amount equal to the daily average of the actual Cash for the eight-week period preceding the Closing Date as determined in good faith by APT (the “Minimum Cash on Hand”).  An example of the template for calculating the Cash on Hand and the Minimum Cash on Hand is set forth on Schedule 5.6.

(b)           As soon as practicable after such a calculation, APT with representatives of UG or Century present, will count down the Cash on Hand in the vault beginning at 7:00 A.M. on the Closing Date (the “Final Cash Count”).  Surviving Corporation will be entitled to all Company collections received on and after 10:30 A.M. on the Closing Date.

(c)           On or before the third business day after the Closing Date, a representative of Surviving Corporation or Century and a representative of APT shall jointly prepare a mutually agreed upon schedule based on the Final Cash Count that sets forth (i) the Cash on Hand and (ii) any post-Closing payments required to be made by APT to Surviving Corporation if the Cash on Hand is less than the Minimum Cash on Hand.  APT shall pay Surviving Corporation any amounts less than the Minimum Cash on Hand as provided in this Section 5.6.  Any such payment made pursuant to this Section 5.6 is defined herein as the “Post Closing Adjustment.”

Section 5.7            Control of the Company’s Operations.  Nothing contained in this Agreement shall give to UG or Century, directly or indirectly, any right to control or direct the Company’s operations prior to the Closing Date.  Prior to the Closing Date, APT and the Company shall exercise complete control and supervision of the Business consistent with the terms and conditions of this Agreement.

Section 5.8            APT’s Bank Accounts.  Pursuant to Section 2.10, the existing bank accounts of the Company shall be designated as APT’s bank accounts.  APT will be liable for any overdrafts in APT’s bank accounts on the Closing Date, and shall be entitled on the Closing Date to all cash in APT’s bank accounts in excess of (a) cash required to cover outstanding items and (b) Minimum Cash on Hand as required by Section 5.6.  Outstanding items shall be determined as of 12:01 A.M. on the Closing Date.

Section 5.9            Insurance and Insurance Benefits.

(a)           Except as provided in Section 5.9(b), if, from the Signing Date to the Effective Date: (i) any of the Company’s assets are damaged by fire or other casualty, (ii) such damage or other casualty is material,  (iii) APT or the Company would reasonably repair such damage or replace such assets in the ordinary course of business, and (iv) such repair or replacement has not been completed as of the Effective Date, then Surviving Corporation will be entitled to receive the insurance proceeds, if any, arising out of such damage or other casualty, including the benefits of business interruption coverage, as provided above.  If, in the circumstances described in the preceding sentence, the insurance proceeds, if any, arising from such damage or other casualty are not sufficient to repair such damage or replace the assets, Surviving Corporation shall receive at Closing a credit against the Merger Consideration equal to the estimated cost of repairing such damage or replacing such assets in excess of the insurance proceeds paid to Surviving Corporation, as such amount shall be determined by a qualified independent third party selected by Century and APT.  Subsequent to the Closing Date, APT will not settle any claim for damage or loss to any of the Company’s assets with any insurer without the prior written consent of Surviving Corporation to the extent Surviving Corporation is entitled to receive the insurance proceeds as provided above, which written consent shall not be unreasonably withheld.

(b)           If, from the Signing Date to the Effective Date, any of the Company’s assets located at a customer’s location pursuant to a Participation Agreement or Space Lease Agreement are materially damaged by fire or other casualty, APT shall be entitled to all insurance proceeds, if any, arising out of such damage or other casualty, including the benefits of business interruption coverage, if any, and the Merger Consideration shall be recalculated (in a manner consistent with Section 2.4 and Schedule 2.4) based on any loss of EBITDA previously associated with such assets.

(c)           Notwithstanding the foregoing, Century acknowledges and agrees that if Surviving Corporation is paid any Mountain View Proceeds after the Effective Date, Century shall cause Surviving Corporation to, as soon as practicable, pay any such amounts to APT by wire transfer of immediately available funds.

Section 5.10         Restrictions.  Except for (i) the Company’s execution of, and performance under, the Bully’s Contracts, (ii) the Company’s sale of, or commitment to sell, all (but not less than all) of the Sparky’s Business (if the Company elects to sell it) or (iii) matters disclosed on Schedule 5.10, APT will cause the Company to, and the Company will, refrain from:

(a)           amending its articles of incorporation or bylaws (or other comparable corporate charter documents) in any material respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b)           other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any assets of the Company individually or in the aggregate material to the Business;

(c)           other than in the ordinary course of business, entering into, amending, modifying, terminating (partially or completely), granting any waiver under, or giving any consent with respect to, any Material Contract or license material to the Business other than in the ordinary course of business or as required by Law;

(d)           selling, exchanging, or otherwise disposing of any of its assets or rights exceeding $150,000 individually or $300,000 in the aggregate, other than the sale, exchange or other disposition of its equipment and services in the ordinary course of business and consistent with past practice;

(e)           voluntarily incurring Indebtedness or canceling, discharging (in whole or in part) or waiving any right under any Indebtedness owed the Company in an aggregate principal amount exceeding $100,000;

(f)            engaging with any Person in any merger or other business combination;

(g)           except to the extent required by applicable Law or reasonably and in good faith believed by the officers of the Company to be in the best interests of the Company, making any material change in (i) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (ii) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(h)           other than in the ordinary course of business or to the extent required by applicable Law, adopting, entering into or becoming bound by any material Employee Benefit Plan, employment-related contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Employee Benefit Plan, employment-related contract or collective bargaining agreement;

(i)            making any change in its fiscal year;

(j)            selling, assigning, transferring, sublicensing or otherwise disposing of the Intellectual Property, except for the sublicensing in the ordinary course of business to end users not in competition with the Business;

(k)           failing to keep the assets of the Company insured in accordance with customary industry practice and the past practices of the Company;

(l)            failing to maintain the assets of the Company in good repair, order and condition (reasonable wear and use and damage by fire or other casualty excepted);

(m)          failing to maintain the books and records of the Company materially in the usual, regular and ordinary manner on a basis consistent with that heretofore employed including, without limitation, the recording of reserves for Taxes;

(n)           failing to comply in all material respects with all Laws applicable to any of the assets of the Company or to the conduct of the Business;

(o)           failing to timely file or cause to be timely filed all Tax Returns required to be filed for periods ending prior to the Closing Date or failing to pay any material applicable Taxes due on or before the Closing Date, except for Taxes the liability for which is disputed; and

(p)           entering into any contract to do or engage in any of the foregoing.

Section 5.11         Non-competition.

(a)           For a period of ten years from the Closing Date, Alliance shall not, and shall cause its subsidiaries, successors and assigns not to compete with the Business as conducted on the Closing Date, in the State of Nevada or the State of Montana, including without limitation as a shareholder, consultant, partner, owner, lender (other than in the ordinary course of business), principal, member, officer, employee or otherwise, of any entity that is conducting such business.

(b)           Notwithstanding the foregoing, however, nothing contained in this Agreement shall prohibit Alliance or any of its subsidiaries, successor and assigns from:

(i)            purchasing and holding an investment in Surviving Corporation or Century, nor purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with the Business; or

(ii)           the continued placement by Alliance and its Affiliates in the ordinary course of their business of gaming devices or games under participation agreements or daily fee arrangements, or in wide area progressive networks under authority of the Nevada slot route operator’s license held by Alliance or its Affiliates, or other activities of a distributor or manufacturer of gaming devices or systems, so long as Alliance or its Affiliates perform the customary activities of a distributor or manufacturer of gaming devices or systems or an operator of an inter-casino linked system as defined in NRS Section 463.01643.

(c)           Notwithstanding anything in this Section 5.11 to the contrary,

(i)            the provisions of this Section 5.11 shall not be deemed violated in the event that a Change of Control of Alliance causes Alliance or its successor entity to compete with the Business as conducted on the Closing Date if (1) the company or entity causing the Change of Control was already competing with the Business prior to such Change of Control and (2) the consummation of such Change of Control occurs at least two years after the Closing Date (“Competing Change of Control”); and

(ii)           no Person will be deemed conducting a business in competition with the Business if such business constitutes less than 5% of such Person’s revenues.

(d)           Alliance agrees that the remedy at law for any breach of any of the covenants and agreements set forth in this Section 5.11 will be inadequate and that in the event of any such breach, Century or Surviving Corporation may, in addition to the other remedies which may be available to them, obtain on an ex parte basis injunctive relief prohibiting Alliance and its subsidiaries, successors, and assigns from the breach of such covenants and agreements.

(e)           Alliance is agreeing to these provisions in consideration for the Merger Consideration set forth in Section 2.4.

(f)            Alliance acknowledges and agrees that the covenants contained in this Section 5.11 are fair and reasonable and of a special unique character which give them peculiar value and exist in order to protect Surviving Corporation’s and Century’s investment in the Business acquired under this Agreement and that neither UG nor Century would have entered into this Agreement without such covenants being made.  However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, or both, as the case may be, shall be considered to be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity.

Section 5.12         Non-solicitation.  From the Signing Date to the earlier to occur of the Effective Date or the termination of this Agreement, Alliance agrees that neither Alliance nor any of its Affiliates shall, nor shall Alliance authorize or permit any of its or their respective officers, directors, employees, affiliates and agents to, intentionally solicit or initiate discussions or negotiations with any person, entity or group (other than UG, Century or any designees of UG or Century) concerning any merger, disposition, consolidation or similar transaction involving, or any purchase of all or a substantial portion of the assets or any equity securities of, the Company (“Prospective Transaction”); provided, however, that nothing in this Section 5.12 shall be deemed to prohibit Alliance or its Affiliates from pursuing such discussions or negotiations in the event that Alliance or its Affiliates are approached by any person, entity or group with respect to an unsolicited Prospective Transaction.  Alliance will promptly notify UG of any oral communication, written offer, letter of intent, term sheet, or similar document received in connection with a Prospective Transaction, and will promptly provide a copy of any such written communication to UG.

Section 5.13         Notification.  From the Signing Date to the Closing Date, APT or the Company will promptly notify UG or Century if to the knowledge of APT: (a) APT or the Company receives notice from any Governmental Entity in connection with the transactions contemplated hereby (except for Tax notices of which APT or the Company must only advise UG or Century if such notices would result in a Lien (except a Permitted Lien) on the Company’s assets); (b) any fact or circumstance makes any representation or warranty of APT or Alliance set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the Signing Date; or (c) there occurs material damage to the Company’s assets.

ARTICLE VI

COVENANTS OF UG, CENTURY AND SURVIVING CORPORATION

Section 6.1            Regulatory and Other Approvals.  UG and Century will as promptly as practicable after the Signing Date (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental

Entity or any other Person required in order to permit UG and Century to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental Entity or other Persons as such Governmental Entity or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to APT and the Company in connection with the performance of their obligations under this Agreement.  UG and Century will provide prompt notification to APT when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise APT of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Entity or other Person regarding any of the transactions contemplated hereby.

Section 6.2            HSR Filings.  In addition to and without limiting UG’s and Century’s covenants contained in Section 6.1, UG and Century will (a) as promptly as practicable after the Signing Date take all actions necessary to make the filings required of UG, Century or their respective Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by UG, Century or their respective Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with APT and the Company in connection with their filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

Section 6.3            Fulfillment of Conditions.  UG and Century will take all reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of APT and the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

Section 6.4            Notification.  From the Signing Date to the Closing Date, to the extent known by it, UG and Century will promptly notify APT of any: (a) notice from any Governmental Entity in connection with the transactions contemplated hereby or (b) fact or circumstance that would make any representation or warranty of UG and/or Century set forth in this Agreement untrue or inaccurate in any material respect as of the Closing Date or as of the Signing Date.

Section 6.5            Guarantees.  Promptly after the Closing, Century and Surviving Corporation will use their commercially reasonable efforts, at no material cost to Surviving Corporation or Century, to obtain the release of APT or any of its Affiliates from any and all obligations of the Company (or Surviving Corporation) which Alliance, APT or its Affiliates may have guaranteed and/or signed as a co-obligor with the Company, including, but not limited to the obligations listed on Schedule 6.5 and any Company credit lines, guarantees of equipment or asset purchases and leases and from any and all bonds and sureties issued with respect to any and all ongoing projects being done by the Company.

Section 6.6            Brokerage Fees.  Century and Surviving Corporation will hold APT and Alliance harmless against any claim for any brokerage or finder’s fee or other commission in respect of this Agreement or the transactions contemplated hereby, payable to any person claiming to have been engaged by UG or Century.

Section 6.7            Century’s Financial Statements.  From the Signing Date to the Closing Date, Century shall deliver to APT true and complete copies of (a) when available, the audited balance sheet of Century as of each fiscal year end, and the related audited statement of operations for the year then ended, and (b) the unaudited balance sheet of Century as of the latest month end for which such balance sheet is available prior to the Closing Date, and the related unaudited statement of operations for the period then ended.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1            Conditions to Obligations of UG and Century.  The obligations of UG and Century to consummate the transactions contemplated hereby are subject to satisfaction or valid waiver by UG and Century of each of the following conditions:

(a)           Century and UG shall have received all of the deliveries required pursuant to Section 2.9(a);

(b)           The representations and warranties made by APT and Alliance in this Agreement, taken as a whole, shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date;

(c)           APT and the Company shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by APT and the Company at or before the Closing;

(d)           There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

(e)           All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary on the part of APT or the Company to permit APT, Alliance and the Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including under the HSR Act, shall have occurred;

(f)            The consents and releases (or in lieu thereof waivers) listed in Schedule 7.1(f) shall have been obtained and shall be in full force and effect; and

(g)           Since the date of the Interim Balance Sheet, whether or not in the ordinary course of business, there shall have been no Material Adverse Effect.

Section 7.2            Conditions to Obligations of APT, the Company and Alliance.  The obligations of APT, the Company and Alliance to consummate the transactions contemplated hereby are subject to the satisfaction or valid waiver by APT, the Company and Alliance of each of the following conditions:

(a)           APT shall have received all of the deliveries required pursuant to Sections 2.7 and 2.9(b);

(b)           The representations and warranties made by UG and Century in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date;

(c)           UG and Century shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by UG and Century at or before the Closing;

(d)           There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

(e)           All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary on the part of UG or Century to permit UG and Century to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including under the HSR Act, shall have occurred; and

(f)            The consents and releases (or in lieu thereof waivers) listed in Schedule 7.2(f) shall have been obtained and shall be in full force and effect.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS MATTERS

Section 8.1            Continuation of Benefits.  During the period from the Effective Date until the end of the twelve-month period following the Effective Date, Century and Surviving Corporation shall maintain, or cause to be maintained, wages and employee benefits for employees of Surviving Corporation that are comparable, in the aggregate, to those wages and employee benefits of the Company that are in effect immediately prior to the Closing.

Section 8.2            Severance Policy and Other Agreements.  Century and Surviving Corporation will maintain, or cause to be maintained, the Company’s standard severance policy that was in effect as of the Signing Date for a period of at least twelve months from the Effective Date with respect to any employee of the Company as of the Signing Date who is covered by the standard severance policy for the Company’s employees (and who continues as an employee of Surviving Corporation after the Effective Date).

Section 8.3            Bonus.  Century and Surviving Corporation will maintain, or cause to be maintained, the Company’s bonus plans, as in effect on the Signing Date, through the end of the fiscal year in which the Closing occurs, with bonuses to be paid to each of the Company’s employees participating thereunder at either (a) 75% of such employee’s prior year’s bonus, or (b) such bonus as such employee would have earned on a basis consistent with past practice if the transactions contemplated hereby had not occurred.

Section 8.4            Waiver of Pre-existing Conditions; Credit for Deductibles; Service Credit.  With respect to Century’s and Surviving Corporation’s respective employee benefit plans, programs and arrangements (“Surviving Corporation Plans”), Century and Surviving Corporation will use, or cause to be used, commercially reasonable efforts to cause the Surviving Corporation Plans to: (a) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of Surviving Corporation under any Surviving Corporation Plan that such employees may be eligible to participate in after the Effective Date, (b) provide each employee of Surviving Corporation with credit for any co-payments and deductibles paid prior to the Effective Date in the plan year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Surviving Corporation Plans that such employees are eligible to participate in after the Effective Date, and (c) provide each employee of Surviving Corporation with credit for all service with the Company and its Affiliates for all purposes under each Surviving Corporation Plan in which such employees are eligible to participate; provided that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

Section 8.5            Welfare Plans.  APT shall retain responsibility for and continue to pay all medical, life insurance, disability and other Employee Welfare Benefit Plans expenses and benefits for each employee and former employee of the Company with respect to claims incurred by such employees or former employees or their covered dependents prior to the Effective Date.  Expenses and benefits with respect to any claims incurred by employees of Surviving Corporation or their covered dependents on or after the Effective Date shall be the responsibility of Surviving Corporation and Century.  For purposes of this paragraph, a claim is deemed incurred (a) when the services that are the subject of the claim are performed, (b) in the case of life insurance, when the death occurs, and, (c) in the case of short-term or long-term disability benefits, when the disability occurs.

Section 8.6            COBRA.  On the Effective Date, Surviving Corporation and Century will assume any and all obligations of APT and its Affiliates (including, but not limited to, any health or medical plans sponsored by APT or its Affiliates) to provide continuation coverage to all of Surviving Corporation’s “M&A qualified beneficiaries” (as defined in applicable Treasury regulations) with respect to the transactions contemplated hereby pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 8.7            401(k) Plan Assets.  Employees of the Company shall cease to accrue benefits and service credits under the Alliance Gaming Corporation Profit Sharing 401(k) Plan (the “Alliance 401(k) Plan”) as of the Effective Date.  Effective as of the Effective Date, Surviving Corporation or Century shall establish a new plan that is tax-qualified under Section 401(a) of the Code (the “Surviving Corporation 401(k) Plan”) and an associated trust.

Surviving Corporation 401(k) Plan shall accept rollovers from the Alliance 401(k) Plan on behalf of the Company employees employed by the Company on the Closing Date.  Prior to Closing, either UG or Century shall provide to APT evidence reasonably satisfactory to APT that the Surviving Corporation 401(k) Plan and the associated trust have been established and that the Surviving Corporation 401(k) Plan shall qualify under the requirements of Section 401(a) of the Code.

ARTICLE IX

INDEMNIFICATION

Section 9.1            Indemnification by APT and Alliance.  From and after the Closing (except as otherwise provided in this Section 9.1), APT and Alliance will indemnify and hold harmless Surviving Corporation, Century and each of their respective Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all claims, losses, damages, liabilities, penalties, interest, costs and expenses (including reasonable attorneys’, accountants’ and consultants’ fees and expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, “Losses”) reasonably incurred by Surviving Corporation or Century in connection with, or resulting from, any or all of the following:

(a)           Any breach of any representation or warranty made by APT or Alliance in this Agreement;

(b)           Any breach in the performance of any covenant, agreement or obligation of APT, the Company (but only as to pre-Closing breaches) or Alliance contained in this Agreement;

(c)           Any Taxes of the Company on or prior to the Closing Date in excess of amounts reserved by the Company for the payment of such Taxes in the Interim Balance Sheet; and

(d)           Any actual, direct, final and non-appealable monetary judgments, awards, fines, sanctions, penalties and charges awarded against the Company or Surviving Corporation before or after the Closing in connection with the Multi-Play Lawsuit, and any amount paid or required to be paid by the Company or Surviving Corporation in a settlement thereof approved by Alliance; specifically excluding therefrom any special, incidental or consequential damages from the Multi-Play Lawsuit or settlement thereof, including, but not limited to, the Company’s or Surviving Corporation’s loss of any revenues based on having been found to infringe any claim of either of the Multi-Hand Patents, except as provided in Section 2.11.

Section 9.2            Indemnification by Surviving Corporation and Century.  From and after the Closing, Surviving Corporation and Century shall indemnify and hold harmless APT and Alliance and each of their respective Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all Losses reasonably incurred by APT or Alliance in connection with, or resulting from, any or all of the following:

(a)           Any breach of any representation or warranty made by UG or Century in this Agreement; and

(b)           Any breach in the performance of any covenant, agreement or obligation of UG, Surviving Corporation (but only as to post-Closing breaches) or Century in this Agreement.

Section 9.3            Claims for Indemnification.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “indemnified party”) shall promptly notify the party obligated to provide indemnification (the “indemnifying party”) of the claim and, when known, the facts constituting the basis for such claim; provided, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not result in actual and material prejudice to the indemnifying party.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

Section 9.4            Defense of Third Party Claims.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may (but shall not be obligated to), upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the indemnifying party acknowledges to the indemnified party in writing, within 15 days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party.  The indemnified party will be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, however, that in any circumstance in which the indemnified party has assumed the defense of a claim, the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld.  If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party on a monthly basis for the reasonable fees and expenses of counsel retained by the indemnified party, which counsel shall be reasonably satisfactory to the indemnifying party, and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense.  The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

Section 9.5            Limitation on Century’s and Surviving Corporation’s Indemnity Claims.

(a)           No claim, demand, suit or cause of action shall be brought against APT or Alliance under this Article IX, unless and until the aggregate amount of all Losses under this Article IX exceeds $400,000, in which event, Surviving Corporation and/or Century shall be entitled to indemnification from APT and/or Alliance for all Losses.

(b)           Notwithstanding any other provisions of this Article IX (except Section 9.5(c)), the aggregate amount of indemnification for Losses that may be asserted by Surviving Corporation and/or Century against APT and/or Alliance shall be limited to $5,000,000.

(c)           Notwithstanding the foregoing provisions of this Section 9.5, none of the monetary limitations contained in this Section 9.5 shall apply to any indemnification obligation of APT or Alliance as to any matter that is based upon:

(i)            Section 9.1(c);

(ii)           Section 9.1(d);

(iii)          the fraud or willful misconduct of APT, the Company (prior to the Closing) or Alliance;

(iv)          any environmental condition not disclosed herein; or

(v)           any breach of Section 5.11.

Section 9.6            Limitation on APT’s and Alliance’s Indemnity Claims and Rights to Contribution.

(a)           No claim, demand, suit or cause of action shall be brought against Surviving Corporation and/or Century under this Article IX, unless and until the aggregate amount of all Losses under this Article IX exceeds $400,000, in which event, APT and/or Alliance shall be entitled to indemnification from Surviving Corporation and/or Century for all Losses.

(b)           Notwithstanding any other provisions of this Article IX (except the proviso below in this sentence relating to fraud or willful misconduct), the aggregate amount of indemnification for Losses that may be asserted by APT and/or Alliance against Surviving Corporation and/or Century shall be limited to $3,000,000; provided, that none of the monetary limitations contained in this Article IX shall apply to any obligation of Surviving Corporation and/or Century as to any matter that is based upon the fraud or willful misconduct of UG, Surviving Corporation (after the Closing) and/or Century.

(c)           Neither APT nor Alliance shall have any right of contribution or indemnification from Surviving Corporation for any pre-Closing breaches by the Company of any representation, warranty covenant, agreement or obligation contained in this Agreement.

ARTICLE X

TERMINATION

Section 10.1         Termination.

(a)           This Agreement may be terminated (except as set forth in Section 10.1(e)) and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)            by mutual written consent of APT and UG;

(ii)           by APT if (1) any of the conditions precedent to APT’s, the Company’s and Alliance’s obligations to consummate the transactions contemplated hereby shall have become incapable of fulfillment, and shall not have been waived by Alliance, the Company or APT, (2) any of the covenants or obligations to be performed under this Agreement by UG or Century shall have been materially breached by UG or Century and such breach has not been cured (if capable of being cured) by such breaching party/parties, within 30 days after written notice by Alliance, the Company or APT, (3) all of the gaming license applications required to be submitted to the Nevada Gaming Control Board pursuant to Section 6.1 have not been so submitted within thirty days from the Signing Date or (4) UG and Century do not diligently pursue all gaming license applications;

(iii)          by UG if (1) any of the conditions precedent to UG’s and Century’s obligations to consummate the transactions contemplated hereby shall have become incapable of fulfillment, and shall not have been waived by UG or Century, or (2) any of the covenants or obligations to be performed under this Agreement by APT, the Company or Alliance shall have been materially breached by APT, the Company or Alliance and neither APT, the Company nor Alliance has cured such breach (if capable of being cured) within 30 days after written notice by UG or Century, provided however, that such notice shall not be required if APT’s, the Company’s or Alliance’s breach occurs on or after June 30, 2004;

(iv)          by APT, if (1) the Closing does not occur on or prior to June 30, 2004, other than by reason of a material breach by APT, the Company or Alliance of any of their respective covenants or obligations under this Agreement, or (2) UG is unable to secure the financing for the transaction contemplated hereby within 30 days of the fulfillment of all of the other conditions of Article VII;

(v)           by UG, if the Closing does not occur on or prior to June 30, 2004 by reason of the material breach by APT, the Company or Alliance of any of their respective covenants or obligations under this Agreement regardless of whether the 30-day period specified in clause (iii) of this Section 10.1(a) has expired; or

(vi)          by APT for any reason other than as set forth in Section 10.1(a)(i), (ii) and (iv).

(b)           In the event of termination by APT or UG pursuant to this Section 10.1, written notice thereof shall forthwith be given to the parties and the transactions contemplated hereby shall be terminated, without further action by any of the parties.  If the transactions contemplated hereby are terminated as provided herein:

(i)            UG and Century shall return all documents and copies and other material received from APT or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to APT or the Company; and

(ii)           all confidential information received by UG and/or Century with respect to the Business, Alliance or APT shall be treated in accordance with the Confidentiality Agreement, between Alliance and Century, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c)           If this Agreement is terminated pursuant to Section 10.1(a)(iii), 10.1(a)(v) or 10.1(a)(vi):

(i)            APT shall return the Letter of Credit to UG;

(ii)           UG shall receive the Escrow Funds in the Escrow Account and all interest earned thereon; and

(iii)          APT shall pay to UG as liquidated damages $4,000,000 in cash.

(d)           If this Agreement is terminated pursuant to Sections 10.1(a)(ii) or 10.1(a)(iv):

(i)            APT shall be entitled to draw on the Letter of Credit in full;

(ii)           APT shall receive the Escrow Funds in the Escrow Account and all interest earned thereon; and

(iii)          UG or Century shall deliver to APT funds in the amount of $32,500 per month, payable on the first day of each month, for the period beginning on the first day of the month following the termination date and ending five years from the first day of the month immediately preceding June 30, 2003.

(e)           If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 10.1, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 13.1 relating to certain expenses, (ii) Sections 3.18 and 6.6 relating to finder’s fees and broker’s fees and (iii) this Section 10.1.  Nothing in this Section 10.1 shall be deemed to impair the right of any party to compel specific performance by the other parties of their obligations under this Agreement.

Section 10.2         Written Notice of Offer.  If APT or the Company receives a bona fide written offer from any third party to acquire the Company (a “Third Party Offer”), then prior to exercising any right to terminate this Agreement pursuant to Section 10.1(a)(vi), APT shall provide written notice to UG describing the material terms of the Third Party Offer, and UG shall have seven days from receipt of such notice to counter the Third Party Offer; provided, however, that notwithstanding the foregoing, neither APT nor the Company shall have any obligation to accept UG’s counter offer, even if the terms of such counter offer are superior to the Third Party Offer.

ARTICLE XI

TAX MATTERS

Section 11.1         Section 338(h)(10) Election.

(a)           The parties hereby agree that they will jointly make an election under Code Section 338(h)(10) (and the Treasury Regulations promulgated thereunder) and any analogous election under state law (collectively, a “Section 338(h)(10) Election”) with respect to the Merger.  The parties agree to cooperate with each other in preparing, executing and filing any tax forms and other documents required under Section 338(h)(10) of the Code and other applicable laws so that the Section 338(h)(10) Election will be made in a proper and timely manner.

(b)           Prior to the Closing Date, the parties shall agree on an allocation of the Merger Consideration in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder, as agreed by the parties prior to the Closing (the “Allocation”).  Such Allocation will be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the Section 338(h)(10) Election.  The parties each hereby agree not to take any position inconsistent with the Section 338(h)(10) Election or the Allocation in any Tax Return or otherwise, unless required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code.

(c)           On the Closing Date, the parties shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and any forms required to make any elections under state law that are analogous to a Section 338(h)(10) Election.  Such Forms 8023 and analogous forms will reflect the Allocation as agreed upon by the parties.  In the event of any Merger Consideration Adjustment hereunder, the parties agree to adjust the Allocation to reflect such Merger Consideration Adjustment, and to file consistently any Tax Returns required as a result of such Merger Consideration Adjustment.

ARTICLE XII

SURVIVAL; NO OTHER REPRESENTATIONS

Section 12.1         Post Closing Survival of Representations and Warranties.  The representations and warranties contained herein will survive until twelve months following the Closing Date.  The limitations set forth in this Section 12.1 regarding the survival of claims for breach of representation and warranty shall not apply to any claims arising out of fraud or willful misconduct in the making of the representations and warranties set forth herein.

Section 12.2         No Other Representation.  Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that (a) none of the parties hereto are making any representation or warranty whatsoever, express or implied, other than those express representations and warranties contained in this Agreement, and (b) except as expressly set forth in this Agreement and the other Transaction Agreements, none of the parties hereto has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written of any kind to the other parties hereto upon which such other parties are relying, or in connection with which such other parties have made decisions concerning the Merger or the transactions contemplated hereby.

ARTICLE XIII

MISCELLANEOUS

Section 13.1         Fees and Expenses.  Each party to this Agreement shall bear its own attorneys’, accountants’ and other fees, costs and expenses incurred in connection with the negotiation and the consummation of the transactions contemplated hereby.

Section 13.2         Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to APT, the Company or Alliance:	Alliance Gaming Corporation
6601 South Bermuda Road
Las Vegas, Nevada 89119
Telecopy: (702) 896-7990
Attention: Legal Department

With a copy (which does not constitute notice) to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Telecopy: (213) 229-7520
Attention: Peter F. Ziegler, Esq.

If to UG, Surviving Corporation or Century:	Century Gaming, Inc.
3101 S. Russell
Missoula, Montana 59801
Telecopy: (406) 549-1467
Attention: J. Grant Lincoln

With a copy (which does not constitute notice) to:	Gordon & Silver Ltd.
3960 Howard Hughes Parkway
Ninth Floor
Las Vegas, Nevada 89109
Telecopy: (702) 369-2666
Attention: Jeffrey A. Silver, Esq.

Section 13.3         Attorneys’ Fees and Costs.  Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 13.4         Assignability and Parties in Interest.  This Agreement shall not be assignable by any of the parties.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 13.5         Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Nevada.

Section 13.6         Counterparts. This Agreement may be executed by facsimile copy and in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

Section 13.7         Complete Agreement.  This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to Sections 2.6(a), 2.7 and 2.9 contain or will contain the entire agreement among the parties with respect to the transactions contemplated hereby and shall supersede all prior or contemporaneous oral or written negotiations, commitments, agreements and understandings with respect to such subject matter.

Section 13.8         Modifications, Amendments and Waivers.  This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties.  No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

Section 13.9         Limit on Interest.  Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law.  In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

Section 13.10       Further Assurances.  Each party will execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

Section 13.11       Contract Interpretation; Construction of Agreement.

(a)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any reference to article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.  Each reference in this Agreement to “including” or words of similar import shall be deemed to be followed by “without limitation.”

(b)           No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

 Section 13.12      Jurisdiction and Venue.  Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any court of the United States located in the State of Nevada or in Nevada state court and each party hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit action or proceeding and hereby unconditionally and now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Nevada.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in Section 13.12 hereof shall be deemed effective service of process on such party.

Section 13.13       Specific Performance.  The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 13.14       Dispute Resolution.

(a)           If the parties are unable to agree on the Merger Consideration prior to the Closing Date or the Merger Consideration Adjustment or the Post Closing Adjustment within 15 days after the Closing Date, and the amount of the disputed difference in the Merger Consideration, the Merger Consideration Adjustment or the Post Closing Adjustment is less than or equal to $500,000, then the Merger Consideration, the Merger Consideration Adjustment or the Post Closing Adjustment, as applicable, shall be deemed the average of the parties’ respective determinations of the Merger Consideration, the Merger Consideration Adjustment or the Post Closing Adjustment.

(b)           If the parties are unable to agree on the Merger Consideration prior to the Closing Date or the Merger Consideration Adjustment or the Post Closing Adjustment within such 15-day period, and the amount of the disputed difference in either the Merger Consideration, the Merger Consideration Adjustment or the Post Closing Adjustment is greater than $500,000, then the disputed matters shall be referred for final determination to a nationally recognized accounting firm that is not the auditor for any of the parties hereto; provided, however, that if the parties are unable to select such a firm within three business days after the end of such period, the American Arbitration Association shall make such selection (any person so selected shall be referred to herein as the “Independent Accountant”).

(c)           If the dispute relates to the Merger Consideration, the Independent Accountant shall deliver to Century and APT, as promptly as practicable and in any event within 20 days after its appointment, a written report setting forth its determination of the Merger Consideration.  Such report shall be final and binding upon all of the parties hereto for purposes of determining the Merger Consideration.

(d)           If the dispute relates to the Merger Consideration Adjustment or the Post Closing Adjustment, the Independent Accountant shall deliver to Century and APT, as promptly as practicable and in any event within 20 days after its appointment, a written report setting forth its determination of the Merger Consideration Adjustment or the Post Closing Adjustment, if any.  Such report shall be final and binding upon all of the parties hereto for purposes of the Merger Consideration Adjustment or the Post Closing Adjustment, as applicable.

(e)           The fees, expenses and costs of the Independent Accountant shall be borne (i) one half by UG (or Surviving Corporation) and Century and (ii) one half by APT.

Section 13.15       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT, OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.15.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Signing Date.

APT	APT GAMES, INC.,
a Nevada corporation

	By:	/s/ Robert Saxton
	Name:	Robert Saxton
	Title:	Treasurer

ALLIANCE	ALLIANCE GAMING CORPORATION,
a Nevada corporation

	By:	/s/ Robert Saxton
	Name:	Robert Saxton
	Title:	Treasurer

COMPANY	UNITED COIN MACHINE CO.,
a Nevada corporation

	By:	/s/ Robert Saxton
	Name:	Robert Saxton
	Title:	Treasurer

UG	UNITED GAMING, INC.,
a Nevada corporation

	By:	/s/ J. Grant Lincoln
	Name:	J. Grant Lincoln
	Title:	President

CENTURY	CENTURY GAMING, INC.,
a Montana corporation

	By:	/s/ J. Grant Lincoln
	Name:	J. Grant Lincoln
	Title:	President